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SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
UDATE.COM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

FILING PURSUANT TO RULE 425 OF THE SECURITIES ACT OF 1933, AS AMENDED
FILER: USA INTERACTIVE
SUBJECT COMPANY: UDATE.COM, INC.
FILING: REGISTRATION STATEMENT ON FORM S-4 (REGISTRATION NO. 333-103201)

        This is a supplement to the joint proxy statement/prospectus on Form S-4 (File No. 333-103201) filed with the Securities and Exchange Commission on February 27, 2003 by USA Interactive ("USA") and uDate.com, Inc. ("uDate") in connection with the proposed merger of uDate and a subsidiary of USA that would result in uDate becoming a subsidiary of USA. This supplement contains important information regarding USA which should be read carefully by uDate stockholders before making a decision regarding the merger. Copies of the joint proxy statement/prospectus and any amendments and supplements thereto may be obtained without charge at the SEC's website at www.sec.gov as they become available.

March 25, 2003

To the stockholders of uDate.com, Inc.:

        On March 19, 2003, USA announced that it had entered into an Agreement and Plan of Merger with Expedia, Inc. ("Expedia") and Equinox Merger Corp., a wholly-owned subsidiary of USA, providing for the acquisition by USA of the outstanding shares of Expedia that it does not already own. USA also announced that it currently owns approximately 54% of the outstanding shares of Expedia and controls approximately 94.9% of the combined voting power of the outstanding Expedia shares. As a result of the transactions contemplated by the Agreement and Plan of Merger, Expedia will become a wholly-owned subsidiary of USA. In this supplement, we refer to this transaction as the Expedia merger.

        The Expedia merger will not occur until after the closing of the USA/uDate merger described in the joint proxy statement/prospectus. The attached materials contain certain information regarding the Expedia merger. We have also enclosed for your information a copy of the press release issued by USA on March 19, 2003 in connection with the Expedia merger and a copy of the Current Report on Form 8-K filed with the SEC by USA on March 25, 2003, which contains certain pro forma financial information of USA giving effect to the Expedia merger.

        In order to give uDate's stockholders an opportunity to review the information contained in this supplement before voting on the USA/uDate merger, uDate intends, immediately upon convening the special meeting of uDate's stockholders on March 26, 2003, to entertain a motion to adjourn the special meeting. The vote of a majority of the outstanding uDate shares present or represented at the special meeting will be required in order to adjourn the special meeting. USA has informed uDate that it will vote the uDate shares for which it holds an irrevocable proxy, which represent approximately 64% of the outstanding shares of uDate's common stock, in favor of the motion for adjournment. The record date for the special meeting will remain February 7, 2003.

        Pursuant to the adjournment, the reconvened special meeting will be held on April 4, 2003 at 10:00 am local time at the following location:

Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109

        At the reconvened special meeting, uDate's stockholders will be asked to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of December 19, 2002, among USA, Geffen Acquisition Sub Inc., uDate and, for purposes of Section 7.8 and Articles X and XI thereof, Terrence Lee Zehrer and Atlas Trust Company (Jersey) Limited, as trustee of the Internet Investments Inc. Employee Shares Trust, and the merger of Geffen Acquisition Sub with and into uDate.

        The affirmative vote of the holders of a majority of the uDate shares outstanding as of the record date is required to adopt and approve the merger agreement and the merger. Abstentions, failures to vote and broker non-votes will have the same effect as a vote against the proposal to adopt and approve the merger agreement and the merger at the special meeting. As of the record date, there were 25,366,163 outstanding shares of uDate common stock entitled to be voted at the special meeting, of which approximately 24% were owned by directors and executive officers of uDate. USA has entered into a stockholders' agreement with stockholders of uDate who held, in the aggregate, approximately 64% of the outstanding shares of uDate common stock as of February 7, 2003. Pursuant to the stockholders' agreement, these stockholders have given USA an irrevocable proxy to vote their shares in favor of the approval and adoption of the merger agreement and the merger at the special meeting. As a result of the proxies held by USA, we anticipate that the merger will be approved, regardless of the vote of uDate's other stockholders.

        Please review the information contained in this supplement carefully in connection with your consideration of the approval of the merger agreement for the USA/uDate merger at the special meeting. Thank you for your continued interest and support.

Sincerely yours,
Melvyn Morris President and Chief Executive Officer uDate.com, Inc.

        Enclosed is an additional proxy card, which you can use to vote your shares with respect to the USA/uDate merger if you have not already done so or if you desire to change your vote.

        If you already have voted and do not wish to change your vote, you do not need to do anything. Valid proxies previously submitted will be counted in connection with the special meeting.

        Attendance at the special meeting will not, in and of itself, revoke a previously-submitted proxy. If you wish to revoke a proxy, you may do so by:

  •
  notifying in writing the Secretary of uDate.com, Inc. at 2 Pride Place, Pride Park, Derby DE24 8QR, United Kingdom, that your proxy is revoked;

  •
  submitting a subsequently dated proxy; or

  •
  if you are a stockholder of record, appearing in person and voting at the special meeting.

        REMEMBER THAT THE LAST DATED PROXY YOU SUBMIT WILL BE COUNTED AT THE SPECIAL MEETING FOR THE USA/UDATE MERGER.

2

SUPPLEMENTAL DISCLOSURE MATERIALS
Dated March 25, 2003

        This supplement contains information about the Expedia merger and supplements the information in the joint proxy statement/prospectus dated February 27, 2003 previously sent to uDate stockholders. This document is first being mailed to uDate stockholders on or about March 25, 2003 and should be read in conjunction with the joint proxy statement/prospectus.

THE EXPEDIA MERGER

        On March 18, 2003, USA and its subsidiary Equinox Merger Corp. entered into an Agreement and Plan of Merger with Expedia. Pursuant to this agreement, USA, which already owns approximately 54% of Expedia's shares and controls approximately 94.9% of the combined voting power of the outstanding Expedia shares, will acquire the Expedia shares that it does not already own. Under the agreement, the Expedia stockholders will receive 1.93875 shares of USA common stock for each share of Expedia stock that they own, and options and warrants to acquire Expedia stock will be converted into options and warrants to acquire USA common stock on a similar basis. USA expects to issue approximately 92.5 million basic shares, and 124.9 million shares on a fully diluted basis, of its common stock in the Expedia merger. Based on the closing price of USA's common stock on the Nasdaq National Market on March 18, 2003, the value of the USA shares to be issued in the Expedia merger is approximately $3.3 billion.

        Although the Agreement and Plan of Merger relating to the Expedia merger contains customary closing conditions, the transaction is not subject to any material adverse effect conditions. USA and Expedia expect to close the Expedia merger in the summer of 2003.

        The Expedia Board of Directors approved the Expedia merger following the unanimous recommendation and approval of an independent special committee of the Expedia Board of Directors. USA stockholders holding a majority of the voting power of USA have approved the Expedia merger pursuant to an action by written consent. Pursuant to the Agreement and Plan of Merger, USA has agreed to vote all of the Expedia shares it already owns in favor of the Expedia merger at the special meeting of Expedia stockholders to be held to consider the approval of the Agreement and Plan of Merger.

        The Agreement and Plan of Merger relating to the Expedia merger was filed as an Exhibit to USA's Current Report on Form 8-K filed with the SEC on March 19, 2003 and is available without charge at the SEC's website at www.sec.gov.

        USA issued a press release on March 19, 2003 in connection with the execution of the Agreement and Plan of Merger relating to the Expedia merger. A copy of this press release is enclosed with this supplement for your information. USA filed with the SEC on March 25, 2003 a Current Report on Form 8-K containing certain pro forma financial information of USA giving effect to the Expedia merger. A copy of this Current Report is also enclosed with this supplement for your information.

EFFECT ON USA/UDATE MERGER

        The Expedia merger will not have any effect on the consideration to be received by uDate stockholders in the USA/uDate merger or alter any other terms or conditions of the USA/uDate merger. The merger consideration to which uDate stockholders and the holders of uDate options and its warrant are entitled as a result of the USA/uDate merger remains as described in the joint proxy statement/prospectus.

3

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This supplement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For those statements, USA and uDate claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements preceded by, followed by or that include the words "believes," "could," "should," "expects," "anticipates," "estimates," "intends," "plans," "projects," "seeks," or similar expressions. These forward-looking statements are necessarily estimates reflecting the best judgment of USA's and uDate's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions that could have a material adverse effect on each of USA's and uDate's businesses, financial condition or results of operations. In addition, investors should consider the other information contained in or incorporated by reference into USA's and uDate's respective filings with the SEC, including their Annual Reports on Form 10-K and Form 10-KSB for the fiscal year ended 2001, especially in the Management's Discussion and Analysis section, their most recent Quarterly Reports on Form 10-Q and Form 10-QSB, as amended, and their Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on USA's and uDate's future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this supplement may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this supplement.

        You should understand that the following important factors could affect USA's future results and could cause those results to differ materially from those expressed in the forward-looking statements:

  •
  the risk that USA's and uDate's businesses will not be integrated successfully, including the successful integration of USA's and uDate's management structures;

  •
  costs related to the USA/uDate merger and the Expedia merger;

  •
  material adverse changes in economic conditions generally or in USA's markets or industries;

  •
  future regulatory and legislative actions and conditions affecting USA's operating areas;

  •
  competition from others;

  •
  product demand and market acceptance;

  •
  the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms;

  •
  the ability to expand into and successfully operate in foreign markets;

  •
  obtaining and retaining key executives and skilled employees; and

  •
  other risks and uncertainties as may be detailed from time to time in USA's and USA's public subsidiaries' public announcements and filings with the SEC.

        Neither USA nor uDate is under any obligation, and neither USA nor uDate intends, to make publicly available any update or other revisions to any of the forward-looking statements contained in this supplement to reflect circumstances existing after the date of this supplement or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

4

ADDITIONAL INFORMATION AND WHERE TO FIND IT

        In connection with the proposed transaction with uDate, USA and uDate have filed a joint proxy statement/prospectus with the SEC. WE URGE STOCKHOLDERS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE USA/UDATE MERGER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders can obtain free copies of these documents at the SEC's website at www.sec.gov and upon written request to USA, 152 West 57th Street, New York, New York 10019, Attention: Investor Relations; or uDate, 2 Pride Place, Pride Park, Derby, DE24 8QR, United Kingdom, Attention: Investor Relations.

        UDATE STOCKHOLDERS SHOULD READ THE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

        USA, uDate and their respective officers and directors may be deemed to be participants in the solicitation of proxies with respect to the transactions contemplated by the USA/uDate merger agreement. Information about the participants in the solicitation is set forth in the joint proxy statement/prospectus.

5

UDATE.COM, INC.
PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 26, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

        The undersigned, having received notice of the Special Meeting of Stockholders of uDate.com, Inc. (the "Company") to be held on Wednesday, March 26, 2003 at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts (the "Special Meeting") and the Joint Proxy Statement/Prospectus and Volumes 1-3 of Certain USA Interactive SEC Filings relating thereto, and revoking all prior proxies, hereby appoint(s) Michael Brocklesby, Allan Watson and Eleanor Krivicic, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Special Meeting, and any adjournments or postponements thereof, and there to vote and act upon the following matter proposed by the Company in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

        When properly executed and returned in a timely manner, this proxy will be voted in the manner directed by the undersigned stockholder(s). If no specification is made, this proxy will be voted FOR the proposal to adopt and approve the merger agreement and the merger. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof. Attendance of the undersigned at the Special Meeting or at any adjournments or postponements thereof will not be deemed to revoke this proxy unless the undersigned shall vote said shares in person.

        WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE.

CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE

☒
Please mark your vote as indicated in this example.

  The Board of Directors unanimously recommends a vote FOR Item 1.

1.    To adopt and approve the Agreement and Plan of Merger, dated as of December 19, 2002, among USA Interactive, Geffen Acquisition Sub Inc., uDate.com, Inc. and, for purposes of Section 7.8 and Articles X and XI thereof, Terrence Lee Zehrer and Atlas Trust Company (Jersey) Limited, as trustee of the Internet Investments Inc. Employee Shares Trust, and the merger of Geffen Acquisition Sub Inc. with and into uDate.com, Inc.

/ /    FOR / /    AGAINST / /    ABSTAIN

        In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

Signature
Date
Signature (if held jointly)
Date
NOTE: Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.

        Please Mail in the Envelope Provided

[USA Logo]	[Expedia Logo]

*SEE IMPORTANT NOTES AT END OF RELEASE

USA INTERACTIVE AND EXPEDIA ANNOUNCE MERGER AGREEMENT

USA TO ACQUIRE THE EXPEDIA SHARES IT DOES NOT ALREADY OWN
IN A $3.3 BILLION TRANSACTION

USA ANNOUNCES BOARD AUTHORIZATION OF
STOCK REPURCHASE PLAN

New York, NY and Bellevue, WA—March 19, 2003—USA Interactive (Nasdaq: USAI) and Expedia, Inc. (NASDAQ: EXPE) announced today that they have entered into an agreement by which USA, already the majority owner of Expedia, would acquire the Expedia shares it does not currently own in a stock-for-stock transaction that is generally tax-free to Expedia shareholders. The transaction is valued at $3.3 billion, based on the closing price of USA common stock on March 18, 2003. The transaction allows USA to further simplify its corporate structure. The Expedia Board of Directors approved the agreement following the unanimous recommendation and approval of an independent Special Committee of the Expedia Board.

Under the agreement, Expedia shareholders would receive 1.93875 shares of USA common stock for each share of Expedia stock that they own, which represents approximately a 30% premium, based on the closing price of USA stock and Expedia stock on March 18, 2003. In the transaction, USA would issue to Expedia public shareholders approximately 92.5 million basic shares and 124.9 million shares on a fully diluted, treasury method basis. In connection with the merger, Expedia warrants and options will be converted into warrants and options to acquire USA common stock. The transaction is expected to be slightly dilutive to USA's adjusted earnings per share ("EPS") for 2003, however, due to expected over- performance by Expedia and USA's other businesses, USA believes that it will meet its current 2003 budgeted adjusted EPS of $0.75 per share. In addition, USA expects Q1 2003 EBITA to very significantly exceed last year's Q1 EBITA and to beat its Q1 2003 EBITA budgeted amount, and expects to meet or exceed its Q1 2003 adjusted EPS budget. Please note that USA's projections are based on the expectation of a short conflict in Iraq without any other significant geopolitical disruptions during the year. USA also announced that its Board of Directors has authorized the repurchase of up to 30 million shares of USA common stock. USA may purchase shares from time to time on the open market or through private transactions, depending on market conditions, share price and other factors.

Barry Diller, Chairman and CEO of USA Interactive, said, "The timing in relation to world events is an accident—as often happens with transactions, they take the time they take to reach conclusion—however, we were of course mindful of events beyond our own—and our decision to acquire the balance of Expedia under these circumstances does dramatically underscore our great belief in the robust growth and long term value of online travel. Travel may be affected by this or that event, for a day or a month or whatever, but if there is life then there is travel—we bet on the latter."

"We all have so much respect for Rich Barton, Erik Blachford and the superb group they have assembled that has executed so flawlessly building Expedia into a leadership position in online travel—we hope by this consolidation of ownership at USA that this great Expedia group will play an ever expanding role across all our 14 Divisions."

"The Special Committee carefully reviewed the transaction in consultation with our financial and legal advisors and we believe that the merger creates significant value for Expedia's minority shareholders, "said Jay Hoag, Chairman of the Special Committee of Expedia's Board of Directors. "Expedia shareholders have an opportunity to participate in the significant upside potential of USA, which is further enhanced by its full ownership of Expedia."

"This transaction gives us the opportunity to accelerate our work of building a great travel company," said Erik Blachford, incoming President and CEO of Expedia. "We are looking forward to working with USA and its other entities in a more integrated fashion, and believe there is substantial value to be created in the process."

USA currently owns approximately 54% of the outstanding Expedia stock and controls approximately 94.9% of the combined voting power of the outstanding Expedia shares. USA has agreed to vote all of its Expedia shares in favor of the merger at the Expedia stockholders meeting relating to the merger. USA shareholders holding a majority of the voting power of USA have acted by written consent to approve the transaction. An information statement will be mailed to USA shareholders and a proxy statement/prospectus will be mailed to Expedia shareholders. The transaction, which is subject to customary conditions, is expected to be completed in the summer of 2003. The transaction is not subject to any material adverse effect conditions (including the possible effects of war).

Based on results through February, Expedia is trending toward revenue of $194 million and adjusted earnings per share of at least $0.25 for the first quarter ending March 31. These trends compare with Expedia's operating budget, which calls for revenue of $186 million and adjusted EPS of $0.22. Neither the current estimates nor the operating budget incorporate any assumption relating to war or other significant disruption to the travel industry.

USA and Expedia will audiocast their conference call today, Wednesday, March 19, 2003, at 12:00 p.m. Eastern Time (ET). The live audiocast is open to the public at www.usainteractive.com/investor.relations.

ABOUT USA INTERACTIVE

        USA Interactive (Nasdaq: USAI) engages worldwide in the business of interactivity via the Internet, the television and the telephone. USA's multiple brands are organized across three areas: Electronic Retailing, Information & Services and Travel Services. Electronic Retailing is comprised of HSN, America's Store, HSN.com, and Home Shopping Europe and Euvia in Germany. Information & Services includes Ticketmaster, Match.com, uDate (transaction pending), Citysearch, Evite, Entertainment Publications (transaction pending) and Precision Response Corporation. Travel Services consists of Expedia (Nasdaq: EXPE), Hotels.com (Nasdaq: ROOM), Interval International, TV Travel Group and USA's forthcoming U.S. cable travel network.

ABOUT EXPEDIA, INC.

Expedia, Inc. (NASDAQ: EXPE) is the world's leading online travel service and the eighth largest travel agency in the U.S. Expedia's award-winning Expert Searching and Pricing (ESP) technology delivers the most comprehensive flight options available online. ESP also allows customers to dynamically build complete trips that combine flights, Expedia(R) Special Rate hotels and other lodging, ground transportation, and destination services and activities. Expedia's quality and leadership have been recognized in awards such as PC Magazine's "Editors' Choice" and Forbes' "Favorite General Travel Site." Expedia operates Classic Custom Vacations, a leading wholesaler of premiere vacation packages to destinations such as Hawaii, Mexico, Europe and the Caribbean; and Metropolitan Travel, a corporate travel agency. Travelscape, Inc., wholly owned by Expedia, also operates as WWTE(TM), a private-label online travel business that supplies travel inventory to third parties. Expedia is a majority-owned subsidiary of USA Interactive (NASDAQ: USAI).

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements include statements relating to our anticipated financial performance, business prospects, new developments, new merchandising strategies and similar matters, and/or statements preceded by, followed by or that include the words "believes," "could," "expects," "anticipates," "estimates," "intends," "plans," "projects," "seeks," or similar expressions. These forward- looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward- looking statements. These forward- looking statements are subject to risks, uncertainties and assumptions that could have a material adverse effect on the proposed transaction between USA and Expedia and/or on our businesses, financial condition or results of operations. You should understand that the following important factors could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements: (1) the risk that USA's and Expedia's businesses will not be integrated successfully; (2) costs related to the proposed transaction; (3) material adverse changes in economic conditions generally or in our markets or industries; (4) future regulatory and legislative actions and conditions affecting our operating areas; (5) competition from others; (6) successful integration of our divisions' management structures; (7) product demand and market acceptance; (8) the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; (9) the ability to expand into and successfully operate in foreign markets; (10) obtaining and retaining skilled workers and key executives; (11) acts of terrorism; and (12) war or political instability. In addition, investors should consider the other information contained in or incorporated by reference into USA's and Expedia's filings with the U.S. Securities and Exchange Commission (the "SEC"), including their Annual Reports on Form 10-K for the fiscal year ended 2001, especially in the Management's Discussion and Analysis section, their most recent Quarterly Reports on Form 10-Q and their Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward- looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward- looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward- looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction, USA Interactive and Expedia will file a proxy and information statement/prospectus with the Securities and Exchange Commission. Investors and security holders are urged to read carefully the proxy and information statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the proxy and information statement/prospectus (when it is available) and other documents containing information about USA Interactive and Expedia, without charge, at the SEC's web site at http://www.sec.gov. Free copies of USA Interactive's filings may be obtained by directing a request to USA Interactive, 152 West 57th Street, New York, New York, 10019, Attention: Investor Relations, and free copies of Expedia's filings may be obtained by directing a request to Expedia, Inc. 13810 SE Eastgate Way, Suite 400, Bellevue, Washington 98005, Attention: Investor Relations.

PARTICIPANTS IN SOLICITATION

USA Interactive, Expedia and their respective directors, executive officers and other members of their management and employees may be soliciting proxies from the companies' stockholders in connection with the proposed merger. Information concerning USA Interactive's participants in the solicitation is set forth in USA Interactive's proxy statement for its annual meeting of stockholders, filed with the SEC on April 30, 2002. Information concerning Expedia's participants in the solicitation is set forth in Expedia's proxy statement for its annual meeting of stockholders, filed with the SEC on April, 30 2002.

# # #

Contacts:

Ron Sato, USA Interactive Corporate Communications, 212/314-7254;
Roger Clark/Lauren Rosenfield, USA Interactive Investor Relations, 212/314-7400;
Andrea Riggs, Expedia, Inc. Communications, 425/748-3837;
Marj Charlier, Expedia, Inc. Investor Relations, 425/564-7666

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2003

USA INTERACTIVE
(Exact name of Registrant as specified in charter)

Delaware	0-20570	59-2712887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

152 West 57th Street, New York, NY	10019
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:
(212) 314-7300

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

        On March 19, 2003, USA Interactive ("USA") issued a joint press release with Expedia, Inc. ("Expedia") announcing that USA had entered into an Agreement and Plan of Merger, dated as of March 18, 2003, by and among USA, Equinox Merger Corp., a wholly owned subsidiary of USA, and Expedia. Attached hereto as exhibit 99.1 is Unaudited Pro Forma Combined Condensed Financial Information as of and for the nine months ended September 30, 2002 and the twelve months ended December 31, 2001 related to the transaction, which information is incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

  (c)
  Exhibits.

99.1
Unaudited Pro Forma Combined Condensed Financial Information

2

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

USA INTERACTIVE
By:	/s/ JULIUS GENACHOWSKI
Name: Julius Genachowski Title: Executive Vice President and General Counsel

Date: March 24, 2003

3

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF USA

        In the tables below, we provide you with unaudited pro forma combined condensed financial information for USA giving effect to the following transactions:

  •
  the combination of Ticketmaster-Citysearch Online, Inc. and Ticketmaster Corporation completed on January 31, 2001 (the Ticketmaster combination),
  •
  USA's acquisition of a controlling interest in Expedia completed on February 4, 2002 (the Expedia transaction),
  •
  USA's contribution of USA Entertainment to Vivendi Universal Entertainment LLLP, a new joint venture controlled by Vivendi Universal S.A., completed on May 7, 2002 (the VUE transaction),
  •
  the exchange by Liberty Media Corporation of its shares of Home Shopping Network, Inc. for 31.6 million shares of USA common stock and 1.6 million shares of USA Class B common stock completed on June 27, 2002 (the Holdco exchange),
  •
  the merger of Ticketmaster with a wholly owned subsidiary of USA completed on January 17, 2003 (the Ticketmaster merger), and
  •
  the merger of Expedia with a wholly owned subsidiary of USA (the Expedia merger).

The results of the USA Entertainment Group are presented as discontinued operations in the historical financial statements of USA, and therefore have been excluded from the unaudited pro forma combined condensed financial statements of USA. We also provide you with unaudited pro forma combined condensed financial information for Expedia, Inc. for the year ended December 31, 2001.

        The unaudited pro forma combined condensed financial statements of USA reflect some assumptions regarding the transactions and are based on the historical financial statements of USA. The unaudited pro forma combined condensed financial statements of USA, including the notes accompanying them, are qualified in their entirety by reference to, and should be read in conjunction with, USA's audited financial statements, including the notes accompanying them, which have been filed with the Securities and Exchange Commission (SEC).

        The unaudited pro forma combined condensed balance sheet as of September 30, 2002 gives effect to the Ticketmaster merger and the Expedia merger as if they occurred on September 30, 2002. All other transactions described above have been reflected in the historical balance sheet as of September 30, 2002.

        The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2001 reflects USA's audited statements of operations for the year ended December 31, 2001 and Expedia, Inc.'s results for the twelve months ended December 31, 2001, adjusted for the pro forma effects of the Ticketmaster combination, the Expedia transaction, the VUE transaction, the Holdco exchange, the Ticketmaster merger and the Expedia merger as if those transactions had occurred as of January 1, 2001.

        The unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 2002 reflects USA's unaudited statements of operations for the nine months ended September 30, 2002, adjusted for the pro forma effects of the Expedia transaction, the VUE transaction, the Holdco exchange, the Ticketmaster merger and the Expedia merger as if those transactions had occurred on January 1, 2002. The Ticketmaster combination has been reflected in the historical statement of operations for the nine months ended September 30, 2002.

        USA is in the process of evaluating the fair value of the additional interest in the assets and liabilities of Ticketmaster acquired in the Ticketmaster merger and the assets and liabilities of Expedia to be acquired in the Expedia merger, including the allocation of merger consideration to intangibles other than goodwill. Accordingly, this purchase accounting information is preliminary and has been made solely for the purpose of developing the unaudited pro forma combined condensed financial information contained in the following pages.

        The unaudited pro forma combined condensed statement of operations is neither necessarily indicative of the results of operations that would have been reported had these transactions occurred on January 1, 2001 nor necessarily indicative of USA's future financial results of operations.

USA INTERACTIVE
Unaudited Pro Forma Combined Condensed Balance Sheet
September 30, 2002
(In thousands)

	USA Historical	Ticketmaster Merger(1)	Expedia Merger(2)	Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$675,413	—	—	675,413
Restricted cash	13,931	—	—	13,931
Marketable securities	2,470,615	—	—	2,470,615
Accounts and notes receivable, net	316,615	—	—	316,615
Inventories, net	216,909	—	—	216,909
Other	180,891	—	—	180,891

Total current assets	3,874,374	—	—	3,874,374
Property, plant and equipment, net	434,264	—	—	434,264
Intangible assets including goodwill, net	7,009,378	575,506	3,336,317	10,921,201
Cable distributions fees, net	173,800	—	—	173,800
Long-term investments	1,605,605	—	—	1,605,605
Preferred interest exchangeable for common stock	1,428,530	—	—	1,428,530
Deferred charges and other	176,197	—	—	176,197

Total assets	$14,702,148	$575,506	$3,336,317	$18,613,971

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$36,231	$—	$—	$36,231
Accounts payable, accrued and other current liabilities	383,307	—	—	383,307
Accounts payable, client accounts	182,860	—	—	182,860
Cable distribution fees payable	65,852	—	—	65,852
Deferred revenue	307,832	—	—	307,832
Other accrued liabilities	711,481	—	—	711,481

Total current liabilities	1,687,563	—	—	1,687,563
Long-term obligations, net of current maturities	508,237	—	—	508,237
Other long-term liabilities	84,405	—	—	84,405
Deferred income taxes	2,207,243	92,622	213,776	2,513,641
Minority interest	1,009,953	(435,383)	(178,932)	395,638
Common stock exchangeable for preferred interest	1,428,530	—	—	1,428,530
Stockholders' equity	7,776,217	918,267	3,301,473	11,995,957

Total liabilities and shareholders' equity	$14,702,148	$575,506	$3,336,317	$18,613,971

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements of USA.

USA INTERACTIVE
Unaudited Pro Forma Combined Condensed Statement of Operations
Nine Months Ended September 30, 2002
(In thousands, except per share data)

	USA Historical	Expedia Historical(3)	Expedia Pro Forma Adjustments		VUE Pro Forma Adjustments		Holdco Exchange		Ticketmaster Merger		Expedia Merger		Pro Forma Combined
NET REVENUES:
HSN-US	$1,141,270	$—	$—		$—		$—		$—		$—		$1,141,270
Ticketing	490,925	—	—		—		—		—		—		490,925
Match.com	88,182	—	—		—		—		—		—		88,182
Hotels.com	672,814	—	—		—		—		—		—		672,814
Expedia	389,865	35,487	—		—		—		—		—		425,352
Interval	2,319	—	—		—		—		—		—		2,319
PRC	217,212	—	—		—		—		—		—		217,212
Citysearch and related	22,479	—	—		—		—		—		—		22,479
International TV Shopping & other	234,557	—	—		—		—		—		—		234,557
USA Electronic Commerce Solutions LLC/Styleclick	30,386	—	—		—		—		—		—		30,386
Intersegment elimination	(7,773)	—	—		—		—		—		—		(7,773)

Total net revenues	3,282,236	35,487	—		—		—		—		—		3,317,723

Operating costs and expenses
Cost of sales	2,014,532	10,586	—		—		—		—		—		2,025,118
Other costs	899,199	15,723	—		—		—		—		—		914,922
Amortization of cable distribution fees	38,679	—	—		—		—		—		—		38,679
Amortization of non-cash compensation	10,199	930	—		—		—		10,587	(15)	165,287	(15)	187,003
Non-cash distribution and marketing expense	27,485	—	—		4,059	(9)	—		—		—		31,544
Depreciation and amortization	241,917	5,238	(6,632)	(4)	10,023	(5)	—		22,245	(6)	8,239	(7)	281,030
Goodwill impairment	22,247	—	—		—		—		—		—		22,247

Total operating costs and expenses	3,254,258	32,477	(6,632)		14,082		—		32,832		173,526		3,500,543

Operating income (loss)	27,978	3,010	6,632		(14,082)		—		(32,832)		(173,526)		(182,820)
Interest and other, net	(92,346)	324	—		34,335	(10)	—		—		—		(57,687)

Earnings (loss) before income taxes and minority interest	(64,368)	3,334	6,632		20,253		—		(32,832)		(173,526)		(240,507)
Income tax expense	(58,407)	(1,424)	(2,601)	(17)	(7,451)	(11)	—		12,879	(17)	68,066	(17)	11,062
Minority interest	(17,964)	—	(692)	(8)	(12,855)	(12)	(8,249)	(13)	4,813	(16)	18,928	(16)	(16,019)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	$(140,739)	$1,910	$3,339		$(53)		$(8,249)		$(15,140)		$(86,532)		$(245,464)

Loss per common share from continuing operations
Basic and diluted	$(0.34)												$(0.42)

Weighted average shares outstanding	418,559												583,704

Weighted average diluted shares outstanding	418,559												583,704

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements of USA.

USA INTERACTIVE
Unaudited Pro Forma Combined Condensed Statement of Operations
Year Ended December 31, 2001
(In thousands, except per share data)

	USA Historical	Ticketmaster Combination		Expedia Historical(3)	Expedia Pro Forma Adjustments		VUE Pro Forma Adjustments		Holdco Exchange		Ticketmaster Merger		Expedia Merger		Pro Forma Combined
NET REVENUES:
HSN—U.S.	$1,658,904	$—		$—	$—		$—		$—		$—		—		$1,658,904
Ticketing	579,679	—		—	—		—		—		—		—		579,679
Match.com	49,249	—		—	—		—		—		—		—		49,249
Hotels.com	536,497	—		—	—		—		—		—		—		536,497
Expedia	—	—		296,936	—		—		—		—		—		296,936
PRC	298,678	—		—	—		—		—		—		—		298,678
CitySearch and related	46,108	—		—	—		—		—		—		—		46,108
International TV Shopping and other	272,569	—		—	—		—		—		—		—		272,569
USA Electronic Commerce Solutions LLC/Styleclick	34,229	—		—	—		—		—		—		—		34,229
Intersegment elimination	(7,053)	—		—	—		—		—		—		—		(7,053)

Total net revenues	3,468,860	—		296,936	—		—		—		—		—		3,765,796

Operating costs and expenses
Cost of sales	2,331,438	—		93,142	—		—		—		—		—		2,424,580
Other costs	843,547	—		142,930	—		—		—		—		—		986,477
Amortization of cable distribution fees	43,975	—		—	—		—		—		—		—		43,975
Amortization of non-cash compensation	7,800	—		16,404	—		—		—		14,115	(15)	220,383	(15)	258,702
Non-cash distribution and marketing expense	26,384	—		—	—		8,307	(9)	—		—		—		34,691
Depreciation and amortization	432,139	—		61,820	6,712	(4)	49,364	(5)	—		29,660	(6)	3,676	(7)	583,371

Total operating costs and expenses	3,685,283	—		314,296	6,712		57,671		—		43,775		224,059		4,331,796
Operating income (loss)	(216,423)	—		(17,360)	(6,712)		(57,671)		—		(43,775)		(224,059)		(566,000)
Interest and other, net	(71,034)	—		(4,136)	—		99,323	(10)	—		—		—		24,153

Earnings (loss) before income taxes and minority interest	(287,457)	—		(21,496)	(6,712)		41,652		—		(43,775)		(224,059)		(541,847)
Income tax (expense) benefit	(2,450)	1,005	(14)	—	2,633	(17)	(24,112	)(11)	—		17,170	(17)	87,887	(17)	82,133
Minority interest	103,108	(3,568	)(14)	—	7,696	(8)	(35,619	)(12)	(5,423	)(13)	(52,284	)(16)	(7,696	)(16)	6,214

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	$(186,799)	$(2,563)		$(21,496)	$3,617		$(18,079)		$(5,423)		$(78,889)		$(143,868)		$(453,500)

Loss per common share from continuing operations
Basic and diluted	$(0.50)														$(0.79)

Weighted average shares outstanding	374,101														572,537

Weighted average diluted shares outstanding	374,101														572,537

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements of USA.

EXPEDIA, INC.
Unaudited Pro Forma Combined Condensed Statement of Operations
Year Ended December 31, 2001
(In thousands, except per share data)

	Historical(3)			Pro Forma
	Three Months Ended March 31, 2001	Three Months Ended June 30, 2001	Six Months Ended December 31, 2001	Twelve Months Ended December 31, 2001
Net revenues	$57,222	$78,474	$161,240	$296,936
Operating costs and expenses:
Cost of sales	18,085	22,890	52,167	93,142
Other costs	34,598	37,838	70,494	142,930
Amortization of non-cash compensation	6,477	3,939	5,988	16,404
Depreciation and amortization	17,246	18,372	26,202	61,820

Total operating costs and expenses	76,406	83,039	154,851	314,296

Operating income (loss)	(19,184)	(4,565)	6,389	(17,360)
Interest and other, net	1,567	214	(5,917)	(4,136)

Earnings (loss) before income taxes	(17,617)	(4,351)	472	(21,496)
Income tax expense	—	—	—	—

Earnings (loss) from continuing operations	$(17,617)	$(4,351)	$472	$(21,496)

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements of USA.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements of USA

1.
Represents the issuance of 45.5 million shares of USA common stock to Ticketmaster security holders in the merger based on an exchange ratio of 0.935 of a share of USA common stock for each share of Ticketmaster common stock. Also includes options to acquire 8.9 million shares of USA common stock and warrants to acquire 4.2 million shares of USA common stock, in each case based on an exchange ratio of 0.935. The price used to value the securities is $17.918, which is the average of the closing prices of USA common stock on the two trading days prior to, the day of, and the two trading days following the announcement of the merger. The amount recorded as deferred compensation in stockholders equity is the estimated impact of unvested stock options as of the merger date, at their fair value. The acquisition costs and resulting goodwill are as follows:

(In thousands)
USA common stock	$814,756
Fair value of options to acquire USA common stock	94,555
Fair value of warrants to acquire USA common stock	34,653
Less: Fair value of unvested options and warrants to acquire USA common stock recorded as deferred compensation	(25,697)

918,267
Less: Minority interest acquired	(435,383)

Excess of merger consideration over minority interest acquired and deferred compensation	$482,884

  USA has obtained a preliminary independent valuation related to the identification of intangibles other than goodwill. Additional intangible assets that have been identified include: venue/promoter contracts, distribution agreements, trade name/trademarks and technology. A portion of the excess merger consideration over minority interest acquired and deferred compensation has been preliminarily allocated to these intangible assets and the remainder is allocated to goodwill. Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets", provides that goodwill resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be required to be tested for impairment at least annually. Accordingly, the unaudited pro forma combined condensed statements of operations include amortization of identified definite-lived intangible assets and no amortization of indefinite-lived intangible assets and goodwill. This purchase accounting information is preliminary. To the extent that additional intangibles are identified, USA will record the amounts and their associated amortization based upon the percentage of Ticketmaster acquired in the transaction. The final allocation of the acquisition cost could result in additional amortization expense and decreased operating income, net income and earnings per share in subsequent periods.

2.
Represents the issuance of 92.5 million shares of USA common stock to Expedia security holders in the merger based on an exchange ratio of 1.93875 of a share of USA common stock for each share of Expedia common stock. Also includes options to acquire 46.6 million shares of USA common stock and warrants to acquire 24.4 million shares of USA common stock, in each case based on an exchange ratio of 1.93875. The price used to value the securities is $26.47 which is the average of the closing prices of USA common stock on the two trading days prior to the day of, and the two trading days following the announcement of the merger. The amount recorded as deferred compensation in stockholders equity is the estimated impact of unvested stock options and warrants as of the merger date, at their fair value. The acquisition costs and resulting goodwill are as follows:

(In thousands)
USA common stock	$2,447,257
Fair value of options to acquire USA common stock	1,018,665
Fair value of warrants to acquire USA common stock	436,317
Less: Fair value of unvested options and warrants to acquire USA common stock recorded as deferred compensation	(600,766)

3,301,473
Less: Minority interest acquired	(178,932)

Excess of merger consideration over minority interest acquired and deferred compensation	$3,122,541

  USA has used the independent valuation from the initial identification of intangibles other than goodwill prepared in connection with the Expedia Transaction to estimate the intangible assets acquired in the Expedia Merger. Additional intangible assets that have been identified include: trade name/trademarks, technology, hotel supplier relationships and distribution agreements. A portion of the excess merger consideration over minority interest acquired and deferred compensation has been preliminary allocated to these intangible assets and the remainder is allocated to goodwill. Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets", provides that goodwill resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be required to be tested for impairment at least annually. Accordingly, the unaudited pro forma combined condensed statements of operations include amortization of definitive-lived intangible assets and no amortization of indefinite-lived intangible assets and goodwill. This purchase accounting information is preliminary. To the extent that additional intangibles are identified, USA will record the amounts and their associated amortization based upon the percentage of Expedia acquired in the transaction. The final allocation of the acquisition cost could result in additional amortization expense and decreased operating income, net income and earnings per share in subsequent periods.

3.
Represents the results of operations for Expedia based on historical information of Expedia. See separate Expedia, Inc. Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 2001. For additional financial information, refer to Expedia's periodic reports as of and for the periods ending March 31, 2001 and June 30, 2001, as filed with the SEC, and the Transition Report on Form 10-K for the six months ended December 31, 2001, as filed with the SEC on            . Results for the three months ended March 31, 2001 reflect Expedia's adoption of the Emerging Issues Task Force Issue No. 99-19, "Reporting Gross as a Principal versus Net as an Agent," in the quarter ended June 30, 2001, which resulted in an adjustment to net revenues and cost of sales for such period.

  For the nine months ended September 30, 2002, the historical results of operations for USA include Expedia's results for the period from February 4, 2002 to September 30, 2002.

4.
Represents incremental amortization of intangibles identified in the Expedia transaction completed on February 4, 2002. USA's aggregate purchase price was $1.5 billion, of which $545 million was allocated to intangible assets other than goodwill based upon the results of an independent valuation of the assets and liabilities acquired.

5.
Represents incremental amortization of intangibles identified in USA's acquisition of additional interest in HSN's assets as a result of the VUE transaction that was completed on May 7, 2002.

  The aggregate fair value of the interest acquired was $2.2 billion, of which $488 million was allocated to intangible assets other than goodwill based upon the results of an independent valuation of the assets and liabilities acquired.

6.
Represents incremental amortization of intangibles preliminarily identified in USA's acquisition of the portion of Ticketmaster that they did not already own in the Ticketmaster merger that was completed on January 17, 2003. USA's aggregate purchase price was $918 million, of which $236 was preliminary allocated to intangible assets other than goodwill based upon the results of an independent valuation of the assets and liabilities acquired.

7.
Represents incremental amortization of intangibles preliminary identified in USA's acquisition of the portion of Expedia that they do not already own in the Expedia merger. USA's aggregate purchase price was $3.3 billion, of which $304 million is preliminary allocated to intangible assets other than goodwill based upon the results of an independent valuation of the assets and liabilities acquired.

8.
Represents the minority interest in the historical results of operations of Expedia, based upon a 64.2% equity ownership by USA of Expedia.

9.
Represents adjustment for non-cash marketing related to advertising provided to Ticketmaster and its subsidiaries by USA Cable, which was contributed to VUE on May 7, 2002. As these transactions were among consolidated entities, the amount was eliminated in the consolidated historical results of USA.

10.
Reflects the cash dividends ($63 million for the 12 months ended December 31, 2001 and $22 million for the nine months ended September 30, 2002) payable quarterly with respect to USA's Class B preferred interest in VUE and the payable-in-kind dividends ($36 million for the 12 months ended December 31, 2001 and $12 million for the nine months ended September 30, 2002) due in cash at maturity (20 years following the consummation of the VUE transaction) with respect to USA's Class A preferred interest in VUE.

11.
Represents tax impact of pro forma adjustments described under notes 9 and 10 above.

12.
Represents the adjustment to minority interest related to the cancellation of approximately 320.9 million shares of USANi LLC, a subsidiary of USA, comprising all of the USANi LLC shares not then owned by USA and its subsidiaries. The cancellation of USANi LLC shares occurred on May 7, 2002 in conjunction with the VUE transaction. Prior to the VUE transaction, Vivendi owned approximately 47% and Liberty owned approximately 8% of USANi LLC.

13.
Represents the adjustment to minority interest related to Liberty's exchange of its shares of Home Shopping Network, Inc., or Holdco, not owned by USA. The Holdco shares were exchanged for approximately 31.6 million shares of USA common stock and approximately 1.6 million shares of USA Class B common stock. The exchange occurred on June 27, 2002. Prior to the transaction, Liberty owned 19.9% of Holdco.

14.
Reflects decreased tax expense of approximately $1 million and increased minority interest of approximately $4 million as a result of the Ticketmaster combination. The Ticketmaster combination has been accounted for as entities under common control in a manner similar to a pooling of interests. Tax expense decreased as a result of taxable losses from Ticketmaster being used to offset taxable income of Ticketmaster Corporation. Minority interest increased principally due to the impact of a lower minority interest benefit related to the losses of Ticketmaster, as USA's economic ownership in Ticketmaster increased from 50% to 68% as a result of the Ticketmaster combination that was completed on January 31, 2001.

15.
Represents estimated amortization of non-cash compensation related to the merger. The expense is based upon the estimated fair value of unvested stock options, amortized over their estimated remaining vesting period.

16.
Represents the adjustment to historical minority interest benefit/expense related to Ticketmaster and Expedia.

17.
Represents the tax benefit/expense related to the incremental amortization of non-cash compensation and definite-lived intangible assets.

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SUPPLEMENTAL DISCLOSURE MATERIALS Dated March 25, 2003
THE EXPEDIA MERGER
EFFECT ON USA/UDATE MERGER
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
ADDITIONAL INFORMATION AND WHERE TO FIND IT
USA INTERACTIVE AND EXPEDIA ANNOUNCE MERGER AGREEMENT USA TO ACQUIRE THE EXPEDIA SHARES IT DOES NOT ALREADY OWN IN A $3.3 BILLION TRANSACTION USA ANNOUNCES BOARD AUTHORIZATION OF STOCK REPURCHASE PLAN
SIGNATURES
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF USA